Exhibit 10.22.1

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

Form of

AMENDMENT 1 TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

                             , 2012

TO:

FROM: Aleris Corporation (formerly “Aleris Holding Company”)

Re:	Amendment 1 to Restricted Stock Unit Award Agreement

On [    ], 2010, you were granted Restricted Stock Units of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”).

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2012 Equity Incentive Plan and we have mutually agreed to amend the terms of your Award Agreement, effective immediately prior to the effectiveness of an initial public offering of the Company pursuant to the Form S-1 filed with the Securities and Exchange Commission on April 26, 2011, as amended (the “IPO), as follows:

1.	Section 2. Settlement. The last two sentences of Section 2 will be deleted.

2.	Section 3. Early Termination of the Restricted Stock Units. The reference to Plan Section 11 is amended to Plan Section 12.

3.	Section 4. Company Call Right. Section 4 is deleted.

4.	Section 5. Restricted Stock Units Subject to Plan and Stockholders Agreement. Section 5 is amended to change the heading to read Restricted Stock Units Subject to Plan and to amend Sections 5 (a) and (b) to read as follows:

(a)	Participant Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Restricted Stock Units are subject in all respects to the Plan; (ii) the Restricted Stock Units are subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Restricted Stock Units and/or make adjustments to the kind and/or number of shares or property underlying the Restricted Stock Units; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

(b)	Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the term or provision contained in the Plan shall control.

5.	Sections (a) and (f) of the Participant Acknowledgments are deleted.

6.	Effective Date of this Amendment. This Amendment 1 is effective immediately prior to the effectiveness of the IPO.

7.	Continued Terms of Restricted Stock Units. Except as otherwise amended in this Agreement, your restricted stock units remain subject in all respects to the terms and conditions of the Award Agreement and the 2012 Equity Incentive Plan and you acknowledge that a copy of the 2012 Equity Incentive Plan has been provided to you.

Please indicate your acceptance of this Amendment to the Award Agreement with respect to your Restricted Stock Units by signing and returning a copy of this Amendment to the address set forth below as soon as practicable.

Sincerely,

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Agreed to and Accepted by:

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